UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

WASTE CONNECTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

Commission File No. 1-31507

94-3283464
(I.R.S. Employer Identification No.)

35 Iron Point Circle, Suite 200, Folsom, CA 95630
(Address of principal executive offices) (Zip code)

(916) 608-8200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry in a Material Definitive Agreement.

On September 30, 2005, Waste Connections, Inc. entered into a First Amended and Restated Employment Agreement with David M. Hall. Mr. Hall, who has served as our Vice President - Business Development for the past seven years, has been appointed to the newly created position of Senior Vice President - Sales and Marketing. Mr. Hall's new employment agreement provides for an annual base salary of $160,000 and an annual cash bonus in accordance with our bonus plan as approved by the Board of Directors of up to 50% of his base salary.

On September 30, 2005, we also entered into a First Amended and Restated Employment Agreement with David G. Eddie, our Vice President - Corporate Controller. Mr. Eddie's new employment agreement provides for an annual base salary of $150,000 and an annual cash bonus in accordance with our bonus plan as approved by the Board of Directors of up to 35% of his base salary.

In addition to the salary and bonus payments described above, each of Messrs. Hall and Eddie will be entitled to participate in or receive benefits under any and all plans and programs made available to our employees, including stock option, restricted stock, restricted stock unit and other equity incentive plans. Each agreement provides for a term of employment of three years commencing October 1, 2005. On October 1, 2006 and on each October 1st thereafter, the term of each agreement will automatically extend one additional year, unless either party to the agreement gives the other party thereto notice of termination.

In the event we terminate either officer's employment without cause (as defined in his agreement), he will be entitled to certain severance payments. The severance payments will include an amount equal to the lesser of the officer's base salary: (a) for a period of one year from the date of termination; and (b) for the remainder of the term of the agreement. In addition, the officer will be entitled to receive the pro-rated maximum bonus available to him under his agreement for the year in which the termination occurs. Such amounts will be paid in accordance with our normal payroll practices and not as lump sum payments. We will also pay, as incurred by the officer, up to $15,000 in expenses associated with career counseling and resume development. The officer will receive payments equal to our portion of the cost of medical insurance at the rate in effect at the date of his termination for a period of one year from such date. In addition, all outstanding but unvested options and rights relating to our capital stock held by the officer shall immediately vest and become exercisable, and all restricted stock units and shares of our restricted stock held by the officer shall immediately vest and become unrestricted and freely transferable. The term of any such options and rights shall be extended to the first anniversary of the officer's termination.

Each employment agreement also provides that a change of control of Waste Connections (as defined in the agreement) shall be deemed a termination of the officer's employment without cause, and that in any such instance (i) the officer would receive a lump sum payment on the date of termination in an amount equal to the salary and bonus payments otherwise due in installments in the event of a termination without cause and (ii) all of the officer's unvested options and rights relating to our capital stock and all of the officer's restricted stock units and shares of our restricted stock shall be treated as they would in the event of a termination without cause. In a change of control, if any previously outstanding option or other right relating to our capital stock does not remain outstanding, the officer shall be entitled to receive either (i) options to purchase stock of the acquiring company in an amount equal to the number of shares he would have received had he exercised his Waste Connections options immediately prior to the acquisition resulting in a change of control and received for the shares acquired on exercise of such options shares of the acquiring company in the change of control transaction (the aggregate exercise price for the shares covered by such options shall equal the aggregate exercise price for the Waste Connections options) or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Mr. Hall's employment agreement further provides that, immediately prior to a change in control in which either we are not the surviving entity or our executive officers immediately prior to the change in control do not retain substantially similar positions after such change in control, we shall grant to Mr. Hall, for no additional consideration, non-qualified stock options to purchase thirty thousand shares of our common stock under one of our stock option plans then in effect. Any such options shall have a term of ten years from the date of grant (or the maximum permitted by the plan under which they are granted, if less) and shall be exercisable immediately at $14.67 per share. The number and exercise price of such options shall be adjusted in the event of a stock split, stock dividend, recapitalization, or other change in our common stock.

Each employment agreement also provides that the officer shall be subject to a covenant not to compete with us for a period of up to one year in the event a change of control occurs, we terminate his employment without cause and pay him the amounts due under the agreement, we terminate his employment for cause or the officer terminates his employment. Each agreement contains a covenant by the officer not to solicit our customers, employees or contractors for a period of one year after the officer's termination or a change of control, whichever is later.

Item 9.01. Financial Statements and Exhibits.

(c) The following Exhibits are furnished herewith:

10.1 First Amended and Restated Employment Agreement between the Registrant and David M. Hall, dated as of October 1, 2005.

10.2 First Amended and Restated Employment Agreement between the Registrant and David G. Eddie, dated as of October 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2005

Waste Connections, Inc.

/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description
10.1	First Amended and Restated Employment Agreement between the Registrant and David M. Hall, dated as of October 1, 2005. PDF
10.2	First Amended and Restated Employment Agreement between the Registrant and David G. Eddie, dated as of October 1, 2005. PDF